Exhibit 5.1

March 9, 2005

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as special counsel for WellPoint, Inc., an Indianapolis corporation (“WellPoint”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-4 (the “Registration Statement”) relating to the offers by WellPoint of (i) up to $300,000,000 of its 3.750% Notes due 2007 for all of its outstanding 3.750% Notes due 2007, (ii) up to $300,000,000 of its 4.250% Notes due 2009 for all of its outstanding 4.250% Notes due 2009, (iii) up to $500,000,000 of its 5.000% Notes due 2014 for all of its outstanding 5.000% Notes due 2014 and (iv) up to $500,000,000 of its 5.950% Notes due 2034 for all of its outstanding 5.950% Notes due 2034. The new 3.750% Notes due 2007, the new 4.250% Notes due 2009, the new 5.000% Notes due 2014 and the new 5.950% Notes due 2034 (the “New Notes”) will be issued pursuant to an indenture, dated December 9, 2004, between WellPoint and The Bank of New York Trust Company, N.A., as trustee.

We have examined such certificates of public officials, certificates of corporate agents and certificates of officers of WellPoint, and the originals (or copies thereof to our satisfaction) of such corporate documents and records of WellPoint, and such other documents, records and papers as we have deemed relevant in order to give the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures on and the authenticity of all documents so examined. Also, we have relied upon such certificates of public officials, corporate agents and officers of WellPoint and such other certificates with respect to the accuracy of material factual matters contained therein which were not independently established.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the New Notes will be duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the New Notes. We also consent to the reference to us under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ White & Case LLP